                                                                    EXHIBIT 99.1

                  CABOT OIL & GAS FINALIZES YEAR-END RESERVES
                  -------------------------------------------

                     PROVIDES EXPLORATION DRILLING RESULTS

     HOUSTON, February 14, 2002 - Cabot Oil & Gas Corporation (NYSE: COG) today announced the final results of its year-end reserve audit. Total proved reserves increased 13% to 1,154.1 Bcfe at December 31, 2001, compared to 1,018.7 Bcfe in the prior year. Driving this increase was 113.5 Bcfe from drilling additions and
146.8 Bcfe from acquisitions. The drilled additions and the acquired reserves were added at a cost of $1.68 per Mcfe. Revisions, caused primarily by lower pricing ($2.65 per Mcf on the last day of 2001 versus $9.63 per Mcf on the last day of 2000), removed 42.7 Bcfe from reserves and added $.33 to the overall finding cost level. The Company replaced 268% of production during the year.

     "While Cabot maintains a conservative approach to adding reserves, a 72% reduction in gas price from the previous year is obviously going to have an impact on the economic life of certain wells," said Ray Seegmiller, Chairman and Chief Executive Officer. "This is very evident in the Company's discounted future net cash flow (pre-tax PV10) that went from $3.5 billion at the end of 2000 to $951 million in 2001."

     The 2001 capital program included $144.3 million (versus $75.2 million in 2000) for drilling and dry hole, along with $32.5 million (versus $16.2 million in 2000) for lease acquisition and seismic that will benefit future years. "With the decline in natural gas prices over the latter part of the year, we were able to add significantly to our seismic database and acreage position

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CABOT OIL & GAS/2

at very attractive rates," said Seegmiller. "Today we have access to nearly 10,000 square miles of 3-D seismic data versus only about 2,000 square miles one year ago. These incremental investments added $.17 to our drilling addition finding costs."

     Listed below are reserve-related disclosures that will be part of the 2001 Form 10-K.


                                  SUPPLEMENTAL OIL & GAS INFORMATION YEAR ENDED DECEMBER 31, 2001
--------------------------------------------------------------------------------------------------------------------
                                                           2001 Proved Reserve Reconciliation
                                       -----------------------------------------------------------------------------
                                          Natural Gas (Mmcf)          Liquids (MBbls)             Total (Mmcfe)
                                       -----------------------------------------------------------------------------
Proved Reserves
     Beginning of Year                          959,222                     9,914                   1,018,703
     Revisions                                  (44,266)                      254                     (42,737)
     Additions                                   99,911                     2,257                     113,456
     Production                                 (69,162)                   (1,996)                    (81,139)
     Purchases                                   91,290                     9,255                     146,819
     Sales                                         (991)                        -                        (993)
                                              ---------                    ------                   ---------
End of Year                                   1,036,004                    19,684                   1,154,109

Developed (% of reserves)                          77.7%                     77.9%                       77.7%


                                        ESTIMATED PROVED RESERVES BY AREA AT DECEMBER 31, 2001
                      -------------------------------------------------------------------------------------------------------
                                      Natural Gas (Mmcf)                                      Liquids (A) (MBbl)
                      -------------------------------------------------       -----------------------------------------------
                         Developed          Undeveloped          Total           Developed         Undeveloped         Total
                      -------------------------------------------------        ----------------------------------------------

Gulf Coast                148,692              53,734          202,426            12,567               3,744         16,311
West                      333,265              74,953          408,218             2,435                 612          3,047
East                      322,689             102,671          425,360               326                   -            326
                          -------             -------        ---------            ------               -----         ------
     Total                804,646             231,358        1,036,004            15,328               4,356         19,684

                                                        Total (B) (Mmcfe)
                                        -------------------------------------------------
                                          Developed         Undeveloped           Total
                                        -------------------------------------------------
Gulf Coast                                   224,096             76,198           300,294
West                                         347,872             78,628           426,500
East                                         324,644            102,671           427,315
                                             -------            -------         ---------
     Total                                   896,612            257,497         1,154,109

(A)  Liquids include crude oil, condensate and natural gas liquids.
(B) Natural gas equivalents are determined using the ratio of 6 Mcf of natural gas to 1 Bbl of crude oil, condensate or natural gas liquids.

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CABOT OIL & GAS/3

        COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES - 2001* ($000)
----------------------------------------------------------------------
Property Acquisitions Costs - Proved                          $245,079
Property Acquisition Costs - Unproved                           21,116
Exploration and Extension Well Costs                            91,261
Development Costs                                               90,246
                                                              --------
     Total Costs                                              $447,702

* Note: These costs include administrative exploration costs of $9.8 million that the Company does not consider in its finding cost calculation.


Exploration Well Results

     After a thorough evaluation of the Impac well in south Louisiana and the first Trenton well in Appalachia, both were determined to be non-commercial and will be abandoned by Cabot Oil & Gas. "The Impac well did find tight sandstone that was gas charged in the objective section. Our structural expectation and timing history held up, but unfortunately we did not find a producible reservoir," commented Seegmiller. "From this and other recent information gathered in the area, we have learned that deep sands are present in this sub-basin and the additional knowledge gained will help us identify and evaluate other deep prospects in the adjacent areas." Seegmiller added, "The results of the Trenton dry hole lead to a re-evaluation of our geological model and
drilling procedures.   The well encountered a substantial gas flow from the
Trenton-Black River while drilling, but quickly depleted. Subsequent testing showed we had limited reservoir extent." While disappointing, Cabot still considers this a viable play and plans to drill two Trenton exploration wells this year.

     As discussed in the January 22, 2002, press release, accounting guidelines require that costs incurred as of year-end on any exploration well determined to be dry before filing the Company's Form 10-K must be included in the results of operations for the reported period.

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CABOT OIL & GAS/4

     Consequently, for these dry holes Cabot will record the previously announced $7.7 million (pre-tax) of exploration expense which was incurred on the wells through December 31, 2001. The following tables highlight the specific impact.

Year Ended December 31, 2001           AS REPORTED           AS REVISED
-------------------------------------------------------------------------------
Net Income (000)                          $ 51,847            $ 47,084
   Per Share                              $   1.71            $   1.56
Discretionary Cash Flow (000)             $230,507            $230,507
   Per Share                              $   7.61            $   7.61
Debt (000)                                $393,000            $393,000
  Equity (000)                            $351,315            $346,552
Debt to Total Capital                         52.8%               53.1%
Deferred Income Taxes (000)               $203,808            $200,859


                              2001 WELLS DRILLED
                        ----------------------------
                        Gross                    208
                        Net                    153.6
                        Gross Success Rate       87%

     In addition, the Company will record in 2002 additional pre-tax expenditures of approximately $2.5 million, which were incurred during the first quarter, associated with drilling and abandoning these wells.

     "While we are disappointed with the results of these two wells, we remain committed to our exploration program," said Seegmiller. "In the last three years, exploration has added 111 Bcfe to our reserve base and currently accounts for 28% of our daily production."

     Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading domestic independent natural gas producer and marketer with substantial interests in the onshore Texas and Louisiana Gulf Coast, Rocky Mountains, Appalachia and Mid-Continent. For additional information, visit the Company's Internet homepage at www.cabotog.com.

                                     * * *

     The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs and other factors detailed in the Company's Securities and Exchange Commission filings.